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                                                                     EXHIBIT 5

October __, 2003

                          Form of Opinion of Ropes & Gray LLP

Carter's, Inc.
The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, GA 30309

Re: Carter's, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), for the registration of common stock, $0.01 par value (the "Securities"), of Carter's, Inc., a Delaware corporation (the "Company").

We have acted as counsel for the Company in connection with the issuance of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized, and when issued, will be fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Securities."

This opinion may be used only in connection with the offer and the sale of the Securities while the Registration Statement is in effect.

Very truly yours,


Ropes & Gray LLP